UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 9, 2005

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01            Entry into a Material Definitive Agreement

On March 9, 2005, the Compensation Committee of the Board of Directors (the “Committee”) of Target Corporation (“Target”) approved the following performance measures for purposes of determining potential cash bonus payments to its named executive officers pursuant to Target’s Executive Short-Term Incentive Plan (“STIP”) for fiscal 2005: earnings before interest and taxes (“EBIT”) and economic value added (“EVA”).  For executives other than the CEO, the STIP provides for cash payments to be made based upon each participant’s personal score and Target’s achievement of performance goals for the fiscal year, and payments are based upon a percentage of the midpoint of each participant’s salary range.  The CEO’s bonus under the STIP will be determined by Target’s achievement of performance goals, and payment is based on a percentage of base salary.  The CEO’s personal score bonus is determined at the discretion of the independent members of the Board of Directors.  The incentive payout for named executive officers attributable to Target’s financial performance will be based upon equal weightings of EBIT goals and EVA goals.  All payments under the STIP are subject to the limitations provided in the STIP.

Item 5.02           Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers

On March 9, 2005, Roger A. Enrico and William W. George retired from Target’s Board of Directors.  The retirements of Mr. Enrico and Mr. George each occurred pursuant to Target’s retirement policy for directors, which is described in Target’s Corporate Governance Profile, available through our website, www.target.com.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGET CORPORATION

Date:	March 14, 2005	/s/ Timothy R. Baer
Timothy R. Baer
Senior Vice President, General Counsel and Corporate Secretary